May 10, 2024

United States Securities and Exchange Commission Office of the Chief Accountant

100 F Street, N.E. Washington, D.C. 20549

Re: Alixo-Yolloo Corporation Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated May 7, 2024, of Alixo-Yolloo Corporation (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC Certified Public Accountants Lakewood, CO